BANK OF AMERICA, N.A.	BANC OF AMERICA SECURITIES LLC
700 Louisiana, 8th Floor	214 North Tryon St., 18th Floor
Houston, Texas 77002	Charlotte, North Carolina 28255

JPMORGAN CHASE BANK, N.A.	J.P. MORGAN SECURITIES INC.
600 Travis St., 20th Floor	600 Travis St., 20th Floor
Houston, Texas 77002	Houston, Texas 77002

July 6, 2007
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
Attention: Jeff Agosta
          Re: $1,000,000,000 Senior Credit Facility
Ladies and Gentlemen:
Bank of America, N.A. (“Bank of America”) is pleased to commit to be the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility (as defined in the Summary of Terms and Conditions) for Devon Energy Corporation (the “Borrower”), and each of Bank of America and JPMorgan Chase Bank, N.A. (“JPMorgan”) is pleased to commit to lend up to $150,000,000 of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”). The commitments of Bank of America and JPMorgan hereunder are several and not joint obligations.
Banc of America Securities LLC (“BAS”) and J.P. Morgan Securities, Inc. (“JPMS”) are pleased to advise you of their willingness in connection with the foregoing commitments to act as joint lead arrangers and book managers (in such capacities, the “Joint Lead Arrangers”) for the Senior Credit Facility and to use their best efforts to form a syndicate of financial institutions (the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.
Bank of America will act as sole and exclusive Administrative Agent for the Senior Credit Facility and BAS and JPMS will act as Joint Lead Arrangers for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through August 17, 2007, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Senior Credit Facility or any other senior bank-style financing similar to or as a replacement of the Senior Credit Facility.
The commitments of Bank of America and JPMorgan hereunder and the undertakings of the Joint Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Bank of America, JPMorgan and the Joint Lead Arrangers (the “Bank Parties”): (a) the accuracy and completeness in all material respects of all

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July 6, 2007

representations that you and your affiliates make to the Bank Parties and your compliance in all material respects with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any syndicated bank financing by or on behalf of the Borrower or any of its subsidiaries; (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to the Bank Parties (“Definitive Documentation”); (d) no information or development existing as of the date hereof is disclosed to or discovered by any Bank Party that was not otherwise available to such Bank Party on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect on the Borrower; and (e) the absence of any change, effect or development since the date hereof which could reasonably be expected to have a Material Adverse Effect on the Borrower. The commitments of Bank of America and JPMorgan hereunder are further subject to the condition that commitments shall have been received from other Lenders for the remaining $700,000,000 of the Senior Credit Facility on the terms and conditions referred to herein and in the Summary of Terms.
For purposes of this letter, the term “Material Adverse Effect” means, when used in connection with a specified person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets and liabilities (taken together), financial condition or results of operations of such person, and its subsidiaries taken as a whole; provided, however, that (i) any adverse change, effect or development that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which such person or its subsidiaries conducts business that is material to the business of such person and its subsidiaries, taken as whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a “Material Adverse Effect” with respect to such person, and (ii) any adverse change, effect or development that is caused by or results from conditions generally affecting the industries (including the oil and gas industry) in which such person conducts its business shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a “Material Adverse Effect” with respect to such person.
The Joint Lead Arrangers intend to commence syndication efforts promptly after your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist the Joint Lead Arrangers in achieving a syndication of the Senior Credit Facility that is reasonably satisfactory to you and the Joint Lead Arrangers. Such assistance shall include (a) your providing and using your commercially reasonable best efforts to cause your advisors to provide the Bank Parties and the other Lenders upon request with all information reasonably deemed necessary by the Bank Parties to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility; (c) your using commercially reasonable best efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing lending and investment banking relationships; and (d) otherwise assisting the Joint Lead Arrangers in their syndication efforts, including by making the senior management and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

Devon Energy Corporation
July 6, 2007

It is understood and agreed that the Joint Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood and agreed that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms or as otherwise consented to by the Bank Parties. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be determined by the Borrower, the Administrative Agent and the Joint Lead Arrangers.
You hereby represent, warrant and covenant that (a) all information (other than the Projections (defined below)) which has been or is hereafter made available to the Joint Lead Arrangers, the Administrative Agent or the Lenders by you or any of your representatives (or on their behalf) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower and its subsidiaries) necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, provided that all such Information and Projections are to be viewed in conjunction with all reports, statements, schedules and other information included in filings made by the Borrower and its subsidiaries with the Securities and Exchange Commission, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Joint Lead Arrangers, the Administrative Agent or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the execution of the Definitive Documentation so that the representation and warranty contained in the immediately preceding sentence is materially correct on the date of such execution. You understand that in issuing this commitment and in arranging and syndicating the Senior Credit Facility, the Bank Parties are and will be using and relying on the Information and the Projections (collectively, the “Pre-Commitment Information”) without independent verification thereof.
You acknowledge that (a) one or more of the Bank Parties on your behalf will make available the Pre-Commitment Information to the proposed syndicate of Lenders by posting the Pre-Commitment Information on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Pre-Commitment Information not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
Before distribution of any Pre-Commitment Information (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Pre-Commitment Information and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information and confirming the absence of MNPI therefrom. In addition, at

Devon Energy Corporation
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our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
You agree that any of the Bank Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Bank Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of the Pre-Commitment Information, including drafts and final versions of definitive documents with respect to the Senior Credit Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Bank Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Pre-Commitment Information is marked “PUBLIC”) that Pre-Commitment Information made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
By executing this Commitment Letter, you agree to reimburse the Joint Lead Arrangers and the Administrative Agent from time to time on written demand therefor for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of Thompson & Knight L.L.P., as counsel to the BAS and the Administrative Agent and due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof and the preparation of the Definitive Documentation therefor.
You agree to indemnify and hold harmless each of the Joint Lead Arrangers, the Administrative Agent, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could reasonably be expected to become a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such proceeding. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or

Devon Energy Corporation
July 6, 2007

not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Senior Credit Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America and JPMorgan shall only have liability to you (as opposed to any other person), that each of Bank of America and JPMorgan shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s or JPMorgan’s obligations hereunder to negotiate in good faith Definitive Documentation for the Senior Credit Facility on the terms set forth herein as determined in a final judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems except to the extent such damages are found in a final judgment of a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
This Commitment Letter relating to the arrangement, management and structure of the Senior Credit Facility and the separate Fee Letters of even date herewith among you and the various Bank Parties relating to arrangement fees, the upfront fees and the Administrative Agent’s fees (collectively, the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law (including any judicial or administrative proceeding), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The Bank Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, provided that the content and final form of any such press releases/transactional updates shall be reasonably acceptable to the Borrower. The Bank Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Bank Parties to identify you in accordance with the Act.
You acknowledge that the Bank Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Bank Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Bank Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

Devon Energy Corporation
July 6, 2007

In connection with the services and transactions contemplated hereby, you agree that the Bank Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Bank Parties or any of such affiliates. Each of the Bank Parties agrees to keep confidential the information furnished or made available to it pursuant to this Commitment Letter; provided that nothing herein shall prevent such Bank Party from disclosing any information furnished or made available to it by the Borrower (i) to any Lender that agrees to keep such information confidential on substantially similar terms, (ii) as required by any law, rule, or regulation or upon the order of any court, administrative agency or regulatory authority; provided that such Bank Party shall notify the Borrower if such disclosure is required unless it is prohibited from doing so under any such order or applicable law, (iii) that is or becomes available to the public or that is or becomes available to us, other than (x) as a result of a disclosure by such Bank Party prohibited by this Commitment Letter or by any other confidentiality agreement entered into by such Bank Party with respect to such information or (y) from a source which such Bank Party knows was required to keep such information confidential, (iv) in connection with any litigation to which any Indemnified Party may be a party with respect to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby and (v) as expressly permitted by this Commitment Letter with respect to marketing, press releases or other transactional updates reasonably acceptable to the Borrower.
In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Senior Credit Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Bank Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the process leading to such transaction, each of the Bank Parties is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) none of the Bank Parties has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Bank Parties has advised or is currently advising you or your affiliates on other matters) and none of the Bank Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) the Bank Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Bank Parties have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Bank Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Bank Parties with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.
The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any Definitive Documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder, but upon the execution of Definitive Documentation, any matter which is expressly covered during the

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applicable time period by comparable provisions of the Definitive Documentation shall be deemed, on a prospective basis, to be superseded by the comparable provisions, if any, of such Definitive Documentation.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and the Bank Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Bank Parties in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Bank Parties may be terminated by us, if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.
Any legal action or proceeding with respect to this Commitment Letter or the Fee Letter may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Commitment Letter, the Borrower and each Bank Party consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. The Borrower and each Bank Party irrevocably waives any objection, including without limitation any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Commitment Letter or the Fee Letter. The Borrower and each Bank Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.
This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among the Bank Parties, you and your affiliates with respect to the Senior Credit Facility and supercedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of Bank of America and JPMorgan and the undertakings of the Joint Lead Arrangers hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Bank Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by any Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This offer will expire at 5:00 p.m. Central Daylight Time on July 11, 2007 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on August 17, 2007 unless Definitive Documentation for the Senior Credit Facility is executed and delivered prior to such date.

Devon Energy Corporation
July 6, 2007

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Gabe Gomez
	Name:	Gabe Gomez
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Allison Randall
	Name:	Allison Randall
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Robert W. Traband
	Name:	Robert W. Traband
	Title:	Executive Director

J. P. MORGAN SECURITIES INC.
By:	/s/ Lisa Koptf
	Name:	Lisa Koptf
	Title:	Vice President

DEVON ENERGY CORPORATION
By:	/s/ Jeffrey A. Agosta
	Name:	Jeffrey A. Agosta
	Title:	Vice President, Corporate Finance and Treasurer

SUMMARY OF TERMS AND CONDITIONS
DEVON ENERGY CORPORATION
$1,000,000,000 364-DAY SENIOR CREDIT FACILITY

Borrower:	Devon Energy Corporation, a Delaware corporation (“Borrower”).

Guarantors	The Senior Credit Facility (defined below) shall be guaranteed by Devon Financing Corporation, U.L.C. (the “ULC”). The guarantee shall have the same terms as the guarantee of the Existing Senior Credit Facility (defined below).

Administrative Agent:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent under the Senior Credit Facility.

Joint Lead Arrangers and Book Managers:	Banc of America Securities LLC and J.P. Morgan Securities Inc. (the “Joint Arrangers”).

Lenders:	A syndicate of financial institutions including Bank of America and JPMorgan Chase Bank, N.A. (“JP Morgan”) arranged by the Joint Arrangers, which institutions shall be acceptable to the Borrower and the Administrative Agent.

Facility Amount:	$1 billion or such other amount as provided for under the Accordion section of this Summary of Terms and Conditions, but in no event to exceed $2 billion.

Type of Facility:	364-day revolving credit facility with Term-Out Option (the “Senior Credit Facility”).

Accordion:	The Borrower shall have the right, without the consent of any of the Lenders but with the prior approval of the Administrative Agent, to cause from time to time an increase in the amount of the Senior Credit Facility in minimum increments of $50,000,000 up to $2 billion, by adding one or more additional Lenders or by allowing one or more Lenders to increase their respective commitments, provided that no default under the Senior Credit Facility has occurred that is then continuing.

Closing Date:	The execution of definitive loan documentation, to occur on or before August 17, 2007 or such later date as may be agreed upon by the Borrower, the Administrative Agent and the Joint Arrangers (the “Closing Date”).

Purpose:	The proceeds of the Senior Credit Facility shall be used for short to medium-term liquidity needs, including, but not limited to, commercial paper backstop and general corporate purposes.

Interest Rates:	As set forth in Addendum I.

Maturity:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days from the Closing Date, subject to the Borrower’s election of the Term-Out Option.

Term-Out Option:	Provided that (i) no default or event of default under the Senior Credit Facility shall have occurred and be then continuing and (ii) all representations and warranties (including without limitation the representation and warranty as to no material adverse change and no material litigation) are true and correct as of the date of conversion, the outstanding principal amount of loans under the Senior Credit Facility on such maturity date may, at the Borrower’s election and without the consent of any Lender, be converted to a term loan which will be repayable in a single payment 12 months from such maturity date.

Financial Covenant:	Funded Debt to Total Capitalization of 65%.

Representations, Warranties, Covenants And Events Of Default:	The Senior Credit Facility will have substantially the same representations and warranties, affirmative and negative covenants, and events of default as those set forth in the Credit Agreement effective as of April 7, 2006, as amended (the “Existing Senior Credit Facility”), among the Borrower, the Canadian Borrowers (as defined therein), the Administrative Agent and certain lenders, modified as appropriate for the Senior Credit Facility in a manner reasonably acceptable to the Borrower, the Administrative Agent, the Joint Arrangers and the Lenders reflecting, among other things, the terms and conditions set forth herein and in the Commitment Letter and the Fee Letter for the Senior Credit Facility.

Conditions Precedent To Closing:	The effectiveness (and the initial funding) of the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed reasonably appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:

(i) The negotiation, execution and delivery of definitive loan documentation (the “Definitive Documentation”) and satisfactory legal opinions and other customary closing documents for the Senior Credit Facility satisfactory to the Joint Arrangers, the Administrative Agent and the Lenders.

(ii) There shall not have occurred an event which would reasonably be expected to have a material and adverse effect upon (a) the

Borrower’s consolidated financial condition, (b) the Borrower’s consolidated operations, properties or business, considered as a whole, (c) the Borrower’s ability to timely pay its obligations under the Senior Credit Facility, or (d) the enforceability of the material terms of any of the Definitive Documentation or the Senior Credit Facility (“Material Adverse Effect”).

(iii) All accrued fees and expenses of the Joint Arrangers and the Administrative Agent (including without limitation the fees and expenses of counsel for the Administrative Agent) shall have been paid.

(iv) The Administrative Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

Conditions Precedent To Each Borrowing, Commitment Increase and Election of Term-Out Option:	Each borrowing, the exercise of the Accordion and the election of the Term-Out Option under the Senior Credit Facility will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Definitive Documentation shall be true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and (ii) no defaults or events of default shall exist, or would result from such proposed borrowing.

Pricing/Fees/ Expenses:	As set forth in Addendum I.

ADDENDUM I
PRICING, FEES AND EXPENSES

Facility Fee:	The Borrower will pay a fee (the “Facility Fee”), determined in accordance with the Performance Pricing grid set forth below, on each Lender’s commitment amount, regardless of usage. The Facility Fee is payable quarterly in arrears commencing upon the Closing Date.

Utilization Fee:	The Borrower will pay a fee (the “Utilization Fee”), determined in accordance with the Performance Pricing grid set forth below, on all outstanding loans under the Senior Credit Facility if the aggregate outstanding loans exceed 50% of the aggregate amount of the Senior Credit Facility. The Utilization Fee is payable quarterly in arrears commencing upon the Closing Date.

Term-Out Premium:	The Borrower will pay a fee (the “Term-Out Premium”), determined by multiplying 25 basis points (0.25%) times the outstanding principal amount of loans under the Senior Credit Facility that are converted into a term loan on the original maturity date of the Senior Credit Facility. The Term-Out Premium shall be paid on the original maturity date of the Senior Credit Facility and will be shared proportionately by the Lenders under the Senior Credit Facility.

Senior Credit Facility Interest Rates:	The Senior Credit Facility shall bear interest at a rate as follows:
(a) Each LIBOR Loan shall bear interest at a rate equal to LIBOR plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate equal to the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus .50%.

The Borrower may select interest periods for LIBOR Loans of (i) 1, 2, 3 or 6 months, or (ii) subject to availability from each Lender, 9 or 12 months.

A penalty rate shall apply on past due amounts at a rate per annum of 2% above the applicable interest rate.

Performance Pricing:	The Facility Fee and Applicable Margin for LIBOR Loans shall be, at any time, the rate per annum (expressed in basis points) set forth in the table below opposite the non-credit enhanced senior unsecured long-term debt rating of the Borrower by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (In the case of a split rating, the higher rating will apply and in the case of a multiple split rating, the rating that is one level lower than the higher rating will apply.)

				All-in		All-in
	Senior Unsecured		Applicable Margin	Drawn Cost	Utilization	Drawn Cost
Level	Debt Rating	Facility Fee	For LIBOR Loans	(<50% Usage)	Fee	(>50% Usage)
I	≥A-/A3	4.0	21.0	25.0	5.0	30.0
II	BBB+/Baa1	5.0	25.0	30.0	5.0	35.0
III	BBB/Baa2	7.0	33.0	40.0	5.0	45.0
IV	BBB-/Baa3	9.0	46.0	55.0	10.0	65.0
V	≤BB+/Ba1	10.5	59.5	70.0	10.0	80.0

Calculation of Interest and Fees:	Other than calculations in respect of interest on Base Rate Loans, (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and reserves, without offset and payments free and clear of withholding or other taxes.

Expenses:	The Borrower will pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.